                                                                 Exhibit (12)(a)


M&T BANK CORPORATION
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
($'S IN THOUSANDS)

                                                     NINE MONTHS
                                                         ENDED                           YEAR ENDED DECEMBER 31,
                                                   SEPTEMBER 30, 2004    2003         2002        2001          2000        1999
                                                   ------------------    ----         ----        ----          ----        ----
EXCLUDING INTEREST ON DEPOSITS:
-------------------------------
Fixed Charges:
     Interest Expense (excluding interest on
      deposits)                                  $       190,339        247,316     237,872     335,391       318,304      212,758
     Interest Factor Within Rent Expense(a)               14,882         17,170      10,401      10,553         9,283        8,056
                                                   --------------------------------------------------------------------------------
         Total Fixed Charges                             205,221        264,486     248,273     345,944       327,587      220,814
                                                   ================================================================================
Earnings:
     Income Before Income Taxes                          776,694        850,670     675,905     551,639       422,303      400,592
     Fixed Charges                                       205,221        264,486     248,273     345,944       327,587      220,814
                                                   --------------------------------------------------------------------------------
         Total Earnings                                  981,915      1,115,156     924,178     897,583       749,890      621,406
                                                   ================================================================================
Ratio of Earnings to Fixed Charges, Excluding
     Interest on Deposits                        x          4.78           4.22        3.72        2.59          2.29         2.81
                                                   ================================================================================
INCLUDING INTEREST ON DEPOSITS:
-------------------------------
Fixed Charges:
     Interest Expense                            $       397,405        527,810     594,514     943,597       918,597      719,234
     Interest Factor Within Rent Expense(a)               14,882         17,170      10,401      10,553         9,283        8,056
                                                   --------------------------------------------------------------------------------
         Total Fixed Charges                             412,287        544,980     604,915     954,150       927,880      727,290
                                                   ================================================================================
Earnings:
     Income Before Income Taxes                          776,694        850,670     675,905     551,639       422,303      400,592
     Fixed Charges                                       412,287        544,980     604,915     954,150       927,880      727,290
                                                   --------------------------------------------------------------------------------
         Total Earnings                          $     1,188,981      1,395,650   1,280,820   1,505,789     1,350,183    1,127,882
                                                   ================================================================================
Ratio of Earnings to Fixed Charges, Including
     Interest on Deposits                        x          2.88           2.56        2.12        1.58          1.46         1.55
                                                   ================================================================================

(a) The portion of rents shown as representative of the interest factor is one-third of total net operating lease expenses.
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        Effective January 1, 2003, M&T began recognizing expense for stock-based compensation using the fair value based method of accounting described in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended. M&T has chosen the retroactive restatement method described in SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amended SFAS No. 123. As a result, financial information for all prior periods presented above have been restated to reflect the salaries and employee benefits expense that would have been recognized had the recognition provisions of SFAS No. 123 been applied to all awards granted to employees after January 1, 1995.